UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2007

US Oncology Holdings, Inc.

US Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-126922	20-0873619
Delaware	0-26190	84-1213501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

(Address of principal executive offices including zip code)

(832) 601-8766

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On May 7, 2007 we filed an interim report on Form 10-Q with the Securities and Exchange Commission that provided guidance relating to impact of estimated changing usage of erythropoiesis-stimulating agents (“ESAs”). This guidance was reflected in our estimates of EBITDA and Adjusted EBITDA for fiscal year 2007 provided in our first quarter earnings release dated May 3, 2007.

Subsequent to our Form 10-Q filing, on May 14, 2007, the Centers for Medicare and Medicaid services (“CMS”) announced a proposed national coverage determination (“NCD”) regarding ESAs. The NCD, if adopted in the form proposed, would eliminate coverage of ESA therapy for patients with certain types of cancer or receiving certain types of drug therapy. It would also mandate far more restrictive standards on the types of patients and the degree of anemia that must be present in those patients to begin and continue ESA therapy. The proposed NCD also provides for discontinuation of therapy, rather than dose increases, in patients who are not responsive to ESA therapy and for monthly and annual limits on the amount of ESA that any individual patient can receive. The complete proposed NCD is available on the CMS website at http://www.cms.hhs.gov/mcd/viewdraftdecisionmemo.asp?id=203.

The proposed NCD remains subject to comment and the final coverage determination (and its corresponding impact) likely will not be known for several months. For national coverage decisions, the Medicare Modernization Act of 2003 requires CMS to provide a 30-day period for public comment on the proposed decision and to make a final decision no later than 60 days after the conclusion of the public comment period. Accordingly, CMS is seeking public comments on this proposed decision. The public comments period is open until June 13, 2007. The final NCD would go into effect within 60 days after that.

If the proposed NCD is adopted in its current form, the impact to US Oncology will be significantly greater than the estimates we disclosed in our Form 10-Q on May 7, 2007. Therefore, we are retracting our fiscal 2007 guidance for EBITDA and Adjusted EBITDA that we previously provided in our first quarter earnings release dated May 3, 2007. Analyzing the likely impact of the proposed NCD is a complex process and we are not in a position to issue updated guidance at this time. We will provide investors with a more detailed analysis of the impact of these reimbursement reductions when one is available

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2007	By:	/s/ PHILLIP H. WATTS
Phillip H. Watts
Vice President and General Counsel